Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116688 of Flight Safety Technologies, Inc. on Form S-3 of our report dated August 29, 2008 relating to our audit of the financial statements which appear in this Annual Report on Form 10-KSB of Flight Safety Technologies, Inc. for the year ended May 31, 2008.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
August 29, 2008